                                                           DRAFT:  JUNE 10, 1996



                        DATA CENTER SERVICES AGREEMENT



                                by and between



                             METROMAIL CORPORATION



                                      and



                        R. R. DONNELLEY & SONS COMPANY

                               TABLE OF CONTENTS
                               -----------------


SECTION
- -------

1.     Definitions......................................... 1

2.     Services............................................ 2

3.     Service Levels...................................... 2

4.     Management and Control.............................. 3

5.     Term................................................ 7

6.     Audit Rights........................................ 8

7.     Disaster Recovery................................... 9

8.     RRD Responsibilities................................ 9

9.     Charges............................................. 9

10.    Safeguarding of Data................................11

11.    Confidentiality.....................................12

12.    Intellectual Property...............................13

13.    Representations and Warranties......................15

14.    Insurance and Risk of Loss..........................16

15.    Indemnities.........................................17

16.    Limitation of Liability.............................20

17.    Termination.........................................20

18.    Consequences of Termination.........................21

19.    General.............................................21

                                      (i)

                                                            DRAFT:  MAY 10, 1996


                        DATA CENTER SERVICES AGREEMENT
                        ------------------------------


     This Data Center Services Agreement ("Agreement") is entered into as of the Effective Date between METROMAIL CORPORATION, a Delaware corporation ("MM"), and R.R. DONNELLEY & SONS COMPANY, a Delaware corporation ("RRD").

     WHEREAS, prior to the Effective Date MM was a wholly-owned subsidiary of RRD, and provided to RRD data center and related data processing services; and

     WHEREAS, on the Effective Date, MM has ceased being a wholly-owned subsidiary or RRD; and

     WHEREAS, RRD desires that MM continue to provide to RRD and its affiliates data center and related data processing services, during a period of time following the Effective Date, pursuant to the terms hereof;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:


 1.  Definitions.  As used in this Agreement:

     1.1 "Affiliate" shall mean, with respect to a specified entity, any other entity Controlling, Controlled by, or under common Control with such entity.

     1.2 "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items, as published by the Bureau of Labor Statistics of the Department of Labor.

     1.3 "Control" and its derivatives shall mean, with respect to a specified entity, the legal, beneficial, or equitable ownership, directly or indirectly, of fifty percent or more of such entity's capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights.

     1.4 "Effective Date" shall mean the date on which the initial public offering of MM's common stock is completed.

     1.5 "Losses" shall mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of internal counsel, investigation, litigation, settlement, judgment, interest and penalties).

     1.6 "Periodic Reports" shall mean the reports described on Schedule A and customarily provided by MM to RRD prior to the Effective Date.


2.   Services.

     2.1 Scope of Services. MM shall provide to RRD the services set forth on Schedule A, together with any other services, facilities, personnel or resources described in this Agreement and its Schedules, as they may be supplemented, enhanced, modified or replaced during the Term (collectively, the "Services"). If any services, facilities, personnel or resources not specifically described in this Agreement and its Schedules are required for the proper delivery of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

     2.2 Entities Receiving Services. As of the Effective Date, MM shall provide Services to RRD and to those Affiliates of RRD and other entities in which RRD has an ownership interest and to which MM was providing services similar to the Services prior to the Effective Date. During the Term, MM shall provide the Services to such additional Affiliates and other related entities as may be designated by RRD during the Term. The charges for the Services provided to such additional entities shall be negotiated by the parties in good faith through the Steering Committee.


3.   Service Levels.

     3.1 General. MM shall provide the Services at no less than the same level and same degree of accuracy, quality, completeness and responsiveness as was provided by MM prior to the Effective Date. Service Levels and Critical Service Levels for certain of the Services are set forth in Schedule B. At all times MM's level of performance shall comply, at a minimum, with industry standards and the Service Levels and Critical Service Levels identified in this Agreement.

     3.2  Failure to Perform.

          3.2.1 If MM fails to meet any Service Level or Critical Service Level set forth in Schedule B, MM shall (i) promptly investigate and identify the causes of the problem; (ii) use all commercially reasonable efforts to correct the problem and begin meeting the Service Level or Critical Service Level as soon as practicable; and (iii) advise RRD, as and to the extent requested by RRD, of the status of remedial efforts being undertaken to resolve and to avoid the recurrence of such problems.

          3.2.2 MM acknowledges that its failure to meet any of the Critical Service Levels set forth in Schedule B will have an adverse impact on the business and operations of RRD and that the damages caused by such failure are not susceptible of precise determination. Accordingly, if MM fails to meet any Critical Service Level for any reason other than RRD's wrongful actions or other circumstances that constitute an excuse or a Force Majeure Event hereunder, then, in addition to any nonmonetary remedies available to RRD under this Agreement, at law, or in equity, RRD may elect, in lieu of pursuing other monetary remedies, to recover the liquidated damages specified in Schedule B as RRD's sole and exclusive monetary remedy for failure to meet any such Critical Service Level.

     3.3 Periodic Reviews. Within four months after the Effective Date and at least annually thereafter, RRD and MM shall, through the Steering Committee, review the Service Levels and Critical Service Levels and shall make adjustments as appropriate to reflect any improved performance capabilities associated with any advances in the technology and methods used to perform the Services. The parties expect and understand that the Service Levels shall be improved over time. As part of this review process, the parties shall jointly determine and agree on new or modified Service Levels, Critical Service Levels and, if applicable, liquidated damages. Schedule B shall be modified to reflect any changes or additions to the Service Levels, Critical Service Levels or liquidated damages.

     3.4 Measurement and Monitoring Tools. MM shall utilize necessary measurement and monitoring tools and procedures required to measure and report MM's provision of Services and to compare such performance against the applicable Service Levels and Critical Service Levels. The parties agree that the Periodic Reports, together with the remote access to MM's System provided to RRD prior to the Effective Date, are sufficient measurement and monitoring tools.

 4.  Management and Control.

     4.1  Steering Committee.  The parties shall form a "Steering
Committee" consisting of two RRD designees, two MM designees, the RRD Program Manager, and the MM Program Manager. The Steering Committee shall meet at least once each calendar year during the

Term. The Steering Committee shall review the delivery of Services hereunder, the deployment of new or different technologies, applicable suppliers for such technology, any appropriate revisions to the Service Levels or Critical Service Levels, and other matters relevant to the parties' performance under this Agreement.

     4.2  Personnel.

          4.2.1 MM Program Manager. MM shall designate one individual to be primarily responsible for coordinating MM's relationship with RRD under this Agreement (the "MM Program Manager"). The MM Program Manager shall have overall managerial responsibility for MM's performance under this Agreement, and shall serve as the primary liaison with the RRD Program Manager. Before assigning an individual to the position of MM Program Manager, whether as an initial assignment or a subsequent assignment, MM shall notify RRD of the proposed assignment, shall introduce the individual to appropriate RRD representatives, and shall provide RRD with a resume and any other information about the individual reasonably requested by RRD. If RRD in good faith objects to the proposed assignment within fifteen working days after being notified, then MM agrees to discuss such objections with RRD and attempt to resolve RRD's concerns on a mutually agreeable basis. If the parties have not been able to resolve RRD's concerns within five working days following RRD's notice, then MM shall not assign the individual to the position of MM Program Manager, and shall propose another individual of suitable ability and qualifications.

          4.2.2 RRD Program Manager. RRD shall designate one individual to be primarily responsible for coordinating RRD's relationship with MM under this Agreement (the "RRD Program Manager"). The RRD Program Manager shall have overall managerial responsibility for RRD's performance under this Agreement, and shall serve as the primary liaison with the MM Program Manager. Before assigning an individual to the position of RRD Program Manager, whether as an initial assignment or a subsequent assignment, RRD shall notify MM of the proposed assignment. If MM in good faith objects to the proposed assignment within fifteen working days after being notified, then RRD agrees to discuss such objections with MM and attempt to resolve MM's concerns on a mutually agreeable basis.

     4.3  MM Personnel.

          4.3.1 The personnel MM assigns to provide the Services shall have sufficient education, training, experience and qualifications for the tasks they are assigned to perform.

          4.3.2 If RRD determines in good faith that the continued assignment of particular MM personnel to RRD's account is not in the best interests of RRD, then RRD shall give MM written notice to that effect requesting that such personnel be replaced. Promptly after its receipt of such a request by RRD, MM shall investigate the matters stated in the request and discuss its findings with RRD. If RRD still in good faith requests replacement of any such individual, MM shall replace that individual with a person of suitable ability and qualifications.

     4.4 Operations Plan. The operations plan set forth in Schedule C ("Operations Plan") describes the activities to be undertaken by MM in order to provide the Services, including without limitation the monitoring, staffing, reporting, planning and oversight activities of MM. MM shall periodically update the Operations Plan to reflect changes in the operations or procedures described therein. All updates to the Operations Plan shall be provided to RRD for review, comment, and approval. MM shall provide all Services in accordance with the Operations Plan.

     4.5 Changes. Without first obtaining RRD's approval through the Steering Committee, MM shall make no change which: (i) adversely affects or substantially changes the function or performance of any hardware, software or other facilities, or affects to any significant degree the delivery of the Services hereunder; (ii) increases RRD's costs; or (iii) requires changes in the manner in which RRD conducts its operations. In an emergency situation, MM may make temporary changes to the Services at any time and without prior approval from RRD, provided MM has made reasonable efforts to contact an appropriate manager from RRD. At the conclusion of the emergency, MM shall provide to RRD prompt notification of all changes made for emergency purposes, and shall document and report such changes pursuant to the routine change control process.

     4.6  Use of Subcontractors.

          4.6.1 MM shall not delegate or subcontract any of its obligations under this Agreement without the approval of RRD. If MM wishes to enter into any subcontract, MM shall clearly specify in writing the Services that MM proposes to subcontract, as well as the background, qualifications and experience of the proposed subcontractor. RRD shall have the right in its sole discretion to approve or disapprove the use of such subcontractors. RRD also shall have the right to revoke its prior approval of a subcontractor and direct MM to replace such subcontractor if: (i) the subcontractor's performance is materially deficient; (ii) RRD has good faith doubts with respect to the subcontractor's ability to perform based on changes in the subcontractor's ownership, control, management, financial condition or otherwise; or (iii) there has been any material misrepresentation made by or concerning the subcontractor.

          4.6.2 MM's use in the ordinary course of business of third party services or products that: (i) are not dedicated to MM's performance hereunder;
(ii) are not material to any particular function constituting a part of the Services; and (iii) do not result in a material change in the manner in which MM conducts its business shall not constitute a delegation or subcontracting of MM's responsibilities hereunder.

          4.6.3 MM shall remain responsible for all obligations to be performed by subcontractors to the same extent as if such obligations were performed by MM. The use of any subcontractors by MM shall not increase the scope of any of RRD's obligations under this Agreement or increase the level of effort necessary on the part of RRD to administer and monitor the performance of this Agreement. MM shall oversee the performance of its subcontractors herewith.

     4.7 COOPERATION. If RRD retains any third party to provide any services related to the Services, MM shall cooperate with RRD and any such third parties, including but not limited to: (i) providing access to those facilities or equipment reasonably necessary for the third party or RRD to perform such work (provided that, if such access materially increases MM's costs with respect thereto, RRD shall reimburse MM for such increased costs); and (ii) providing such information regarding the operating environment, system constraints and other operating parameters as are reasonably necessary for the work and work product of RRD or such third parties to be compatible with Services being provided by MM. MM's obligations hereunder shall be subject to each third party complying with MM's reasonable security requirements, including executing confidentiality agreements in a form reasonably acceptable to MM.

     4.8  REPORTS AND MEETINGS.

          4.8.1 REPORTS. MM shall issue to RRD, at no additional charge to RRD, the Periodic Reports at the frequencies referred to in Schedule A, as well as any other reports, documentation, or other information ("Additional Reports") requested by RRD. If the preparation of any Additional Report requires more than sixteen man-hours to prepare, then such Additional Report shall be deemed an Additional Service and the parties shall negotiate the fee for its preparation pursuant to Section 9. MM shall also provide RRD with electronic access to the MM databases relevant to the Services.

          4.8.2 MEETINGS. Within 30 days after the Effective Date, the parties shall establish a schedule for periodic meetings to be held between representatives of RRD and MM. MM shall prepare and circulate an agenda sufficiently in advance of each meeting to allow the participants a reasonable opportunity to prepare for the meeting. Such agenda shall include all items requested by either party. MM shall prepare minutes of all such meetings and shall circulate the minutes promptly after each meeting. At a minimum, the schedule shall include a monthly management meeting between MM and RRD representatives to discuss planned or anticipated activities and changes that might affect performance and such other matters as appropriate. In addition, MM personnel shall meet with RRD representatives as often as is reasonably requested by either party to review issues arising under this Agreement.

     4.9 APPROVAL PROCEDURE. Unless specifically provided to the contrary elsewhere in this Agreement, all reports, plans, manuals and other such documentation in relation to the Services shall be submitted to RRD for approval and shall be governed by the following schedule. Within ten working days of receipt of such documentation, RRD shall provide MM with comments on the documentation, specifying any respects in which the documentation does not adequately or correctly satisfy the requirements of RRD. MM and RRD shall endeavor to agree on the changes to be made to the documentation during the following five working days, and MM shall produce revised versions of the documentation ten working days thereafter. The revised documentation shall be subject to approval in accordance with the procedure set forth in this Section.

     4.10 MINIMIZATION OF SERVICE DISRUPTIONS. The parties shall mutually agree on the scope, timing, frequency and duration of any planned interruptions or delays in Service and with the objective of minimizing their impact on RRD's business operations.


5.   TERM.
     ----

     The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 1998, unless terminated or extended in accordance with this Agreement (the "Term"). After December 31, 1998, The Term shall be automatically renewed for successive one-year periods unless terminated by either party upon at least six months' notice prior to the end of the then current Term.

6.   AUDIT RIGHTS.
     ------------

     6.1  AUDIT ACCESS.

          6.1.1 MM shall provide to RRD, its auditors (including internal audit staff), inspectors, regulators and such other representatives as RRD may from time to time designate to MM in writing, with reasonable access to any facility at which MM is providing the Services, to MM personnel providing the Services, and to data and records relating to the Services for the purpose of performing audits and inspections of RRD and its business, to verify the integrity of data owned by RRD, to examine the systems that support and transmit that data, and to examine MM's delivery of the Services hereunder, including, audits of: (i) practices and procedures; (ii) systems; (iii) general controls and security practices and procedures; (iv) disaster recovery and back-up procedures; and (v) anything necessary to enable RRD to meet applicable regulatory requirements.

          6.1.2 MM shall provide to such auditors, inspectors, regulators and representatives such assistance as they may reasonably require, including installing and operating audit software. MM shall cooperate fully with RRD or their designees in connection with audit functions and with regard to examinations by regulatory authorities. RRD's auditors and other representatives shall comply with MM's reasonable security requirements.

     6.2  AUDIT FOLLOW-UP.

          6.2.1 As part of an audit or examination, RRD shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with MM to obtain factual concurrence with issues identified in the review.

          6.2.2 If requested by either party, MM and RRD shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. RRD and MM agree to develop mutually acceptable operating procedures for the sharing of audit and regulatory findings and reports related to MM's operating practices and procedures produced by auditors or regulators of either party.

          6.2.3 MM shall promptly make available to RRD the results of any review or audit conducted by MM, its parent, Affiliates, or subsidiaries, or their contractors, agents or representatives (including internal and outside auditors), relating to MM's operating practices and procedures to the extent relevant to the Services or RRD.


7.   DISASTER RECOVERY.
     -----------------

     MM shall continue to maintain and implement the disaster recovery program for all facilities, hardware and software used in delivery of Services hereunder that was in effect on the Effective Date. MM shall not modify the disaster recovery program without the prior written approval of RRD.


8.   RRD RESPONSIBILITIES.
     --------------------

     8.1 COOPERATION. RRD shall cooperate with MM by, among other things, delivering or otherwise making available, as reasonably requested by MM, all information reasonably necessary for MM to perform its obligations hereunder.

     8.2 SAVINGS CLAUSE. RRD's failure to perform any of the responsibilities set forth in this Agreement (other than RRD's payment obligations under Section
9) shall not constitute a material breach of the Agreement or be deemed to be grounds for termination by MM. MM's nonperformance of its obligations under this Agreement shall be excused if and to the extent such failure is caused by RRD's failure to perform its responsibilities, and MM provides RRD with reasonable notice of such nonperformance and uses commercially reasonable efforts to perform notwithstanding RRD's failure to perform (with RRD reimbursing MM for any additional out-of-pocket expenses MM incurs in performing such efforts to the extent they are in addition to the level of effort MM would otherwise have had to expend).


9.   CHARGES.
     -------

     9.1 GENERAL. RRD shall pay MM in monthly installments the Annual Fee set forth below. Except as otherwise provided in this Section 9, the Annual Fee shall constitute full payment and compensation for all the Services provided or to be provided by MM under this Agreement.

     9.2 ANNUAL FEE. From the beginning of the Term until December 31, 1996, the Annual Fee shall be $4,300,000 ($358,333 per month, prorated for any portion of a month). For each subsequent year of the Term, the Annual Fee shall be adjusted according to the terms set forth in Schedule D.

     9.3 INVOICES. MM shall, on a monthly basis, send RRD an itemized invoice for one month's prorated portion of the Annual Fee and any other monthly charges owed by RRD to MM, such as fees for additional services. Payment by RRD of such invoices shall be made within thirty days of the date of the invoice. Any payments not received within 15 days after the date on which due shall be charged interest at a rate of 15% per annum.

     9.4 ADDITIONAL SERVICES. The parties anticipate that the Services shall be modified, supplemented and enhanced over time to keep pace with advancements and improvements in data processing technology, and the parties acknowledge that such changes shall not be deemed to be materially different from or in addition to the Services. If RRD requires additional services that are materially different from the Services, MM shall quote RRD a charge for such additional services. Any labor charges to be incurred in connection with such services shall not exceed $75 per hour. RRD may then elect to have MM provide the additional services, and the charges under this Agreement shall be adjusted, if appropriate, to reflect such additions. Such additional services shall then be deemed "Services" and shall be subject to the provisions of this Agreement. RRD may elect to solicit and receive proposals from third parties to provide additional services.

     9.5  TAXES.

          9.5.1 Each party shall be responsible for: (i) any personal property taxes on property it owns or leases; (ii) franchise and privilege taxes on their respective businesses; and (iii) taxes based on their respective net income or gross receipts.

          9.5.2 MM shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes or duties payable by MM on any goods or services used or consumed by MM in providing the Services where the tax is imposed on MM's acquisition or use of such goods or services and the amount of tax is measured by MM's costs in acquiring such goods or services.

          9.5.3 RRD shall be responsible for any sales, use, excise, value-added, services, consumption or other tax that is assessed on the provision of the Services as a whole, or on any particular Service received by RRD from MM.

          9.5.4 The parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other party in this regard.

          9.5.5 If a sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the parties shall cooperate to segregate all payments under this Agreement into three payment streams as follows: (i) those for taxable data processing and other Services;
(ii) those for nontaxable data processing and other Services; and (iii) those in which MM functions merely as a payment agent for RRD in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

          9.5.6 MM shall promptly notify RRD of, and coordinate with RRD the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which RRD is responsible hereunder, it being understood that, with respect to any claim arising out of a form or return signed by a party, such party shall have the right to elect to control the response to and settlement of the claim, but the other party shall have such rights to participate (at its sole expense) in the responses and settlements as are appropriate to its potential responsibilities or liabilities. If RRD requests MM to challenge the imposition of any tax, RRD shall reimburse MM for the reasonable legal fees and expenses it incurs in doing so, including internal legal resources. RRD shall be entitled to any tax refunds or rebates granted in respect of taxes paid by RRD.

10.  Safeguarding of Data.

     10.1  RRD Data.   All rights in data of RRD shall remain the sole and
exclusive property of RRD. Upon RRD's request, or upon the termination for any reason of this Agreement, MM shall promptly return or destroy (at RRD's election) all or any portion of the RRD data. RRD data shall not be utilized by MM for any purpose other than to provide the Services under this Agreement, nor shall RRD data or any part thereof be sold, assigned, leased, disclosed or otherwise disseminated to any third party or commercially exploited by or on behalf of MM, its employees or agents. MM shall not hold or assert any lien or other right against or to any RRD data.

     10.2 Safeguarding RRD Data. At all times during the Term, MM shall establish and maintain reasonable safeguards against the destruction, loss, alteration, unauthorized access, disclosure, dissemination or duplication of RRD data. Such safeguards shall be no less rigorous, for information of a similar nature, than the greater of:
(i) the safeguards maintained by RRD to the extent described in writing and delivered to MM; (ii) the safeguards maintained by MM on the Effective Date;
(iii) then current applicable regulatory requirements, if any; or (iv)
reasonable safeguards for information of a similar nature.   RRD may make backup
files for RRD data and maintain those files in its possession, provided any exercise of this right shall not relieve MM of its obligations with respect to the data.

11.  Confidentiality.

     11.1 Confidential Information. MM and RRD each acknowledge that the other possesses and shall continue to possess information that has been developed or received by it, has commercial value in its business or that of its customers, and is not in the public domain. Except as otherwise specifically agreed in writing by the parties, "Confidential Information" shall mean all trade secrets, proprietary data, information or compilations thereof of either party which have been disclosed to the other party in documents or other tangible materials clearly marked confidential, restricted, proprietary or with a similar designation.

     11.2 Standard of Care. RRD and MM shall each use at least the same degree of care to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care.

     11.3 Disclosure to Third Parties. The parties may disclose such information to third parties providing services hereunder where: (i) use of such third party is authorized under this Agreement (including such third party being bound by a written nondisclosure obligation regarding such information); (ii) such disclosure is reasonably necessary for the third party to provide its services; (iii) the disclosure is in accordance with the terms and conditions of this Agreement; and (iv) the disclosing party assumes full responsibility for the acts or omissions of such third party.

     11.4 Other Obligations. Neither MM nor RRD shall: (i) use or make any copies of the Confidential Information of the other except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Confidential Information of the other; (iii) transmit, directly or indirectly, any Confidential Information received from the other party to any country outside the United States and Canada; (iv) knowingly transmit, directly or indirectly, any Confidential Information received from the other to any country or person in violation of the Export Administration Regulations issued by the United States Department of Commerce; or (v) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly return the other party's Confidential Information (including all copies thereof) when requested to do so. Upon the termination for any reason of this Agreement and the fulfillment of a party's obligations under this Agreement, each party shall return or destroy, as the owner may direct, all documentation in any medium that contains, refers to, or relates to the other party's Confidential Information, and retain no copies. In addition, the parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.

     11.5 Exceptions. This Section 11 shall not apply to any particular information which MM or RRD can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no breach of this Agreement by the receiving party; (iii) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (iv) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. In addition, a party shall not be considered to have breached its obligations under this Section 11 for disclosing Confidential Information of the other party as required to satisfy any legal requirement of a government, judicial, or administrative body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such party advises the other party promptly, and prior to making such disclosure, of the request so that the other party may take appropriate actions in response to the request.

     11.6 Notice. If any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party shall notify the furnishing party immediately upon the occurrence of any such event.

     11.7 No Obligation to Disclose. Nothing contained in this Section 11 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.


 12. Intellectual Property.

     12.1 Ownership. All information and materials (including specifications, designs, plans, drawings, software, data prototypes, development tools, methodologies, processes or other technical or business information or materials, including modifications or enhancements thereto) delivered by one party to the other party pursuant to this Agreement, and the rights to any underlying United States or foreign patents, copyrights, maskwork protection rights and other intellectual property rights, shall be designated "Intellectual Property" and shall be treated as follows:

          12.1.1 RRD's Intellectual Property. RRD shall own all right, title and interest in (i) all Intellectual Property owned by RRD, (ii) all Intellectual Property developed by RRD after the Effective Date, and (iii) all information developed by MM, its agents, subcontractors or Affiliates under or pursuant to this Agreement, which is attributable to development efforts funded by RRD. RRD hereby grants to MM a nonexclusive license during the Term to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such Intellectual Property, for the sole purpose of providing the Services pursuant to this Agreement; provided that this license does not give MM the right, and MM is not authorized, to sublicense any rights in such Intellectual Property. MM shall not use such Intellectual Property for the benefit of any entity other than RRD without the prior written consent of RRD, which may be withheld at RRD's sole discretion. Except as otherwise requested or approved in writing by RRD, MM shall cease all use of such Intellectual Property upon termination of this Agreement.

          12.1.2 MM's Intellectual Property. MM shall own all right, title and interest in all Intellectual Property owned by MM which is used in connection with the delivery of the Services. For the sole purpose of enabling MM to provide the Services hereunder, MM hereby grants to RRD and its agents and designees, a nonexclusive, royalty free license during the Term to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such Intellectual Property. RRD shall not use such Intellectual Property for the benefit of any third party without the prior written consent of MM, which may be withheld at MM's sole discretion. Except as otherwise requested or approved in writing by MM, RRD shall cease all use of such Intellectual Property upon termination of this Agreement.

          12.1.3 Exclusions. Except as expressly set forth in this Agreement, no license is granted by either party to the other with respect to any technical or business information, know-how or trade secrets, or with respect to rights in any patents, trademarks, copyrights, mask work, or other intellectual property rights.

     12.2 Export. Neither party shall export or re-export any software or technical data, or any direct product thereof, or undertake any transaction in violation of United States export control laws or regulations.


13.  Representations and Warranties.

     13.1 Work Standards. MM represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in accordance with the Service Levels and Critical Service Levels and otherwise in a workmanlike manner in accordance with the practices and high professional standards used in well-managed operations providing services similar to the Services. MM represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

     13.2 Maintenance. MM represents and warrants that it shall maintain the equipment and software in good operating condition, subject to normal wear and tear, and shall undertake all repairs and preventive maintenance in accordance with the applicable equipment manufacturer's recommendations or the applicable Software specifications.

     13.3 Noninfringement. MM represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party. MM represents and warrants that it has secured all necessary licenses to use third party software for the provision of the Services hereunder.

     13.4 Compliance with Laws and Regulations. MM represents and warrants that it shall perform its obligations under this Agreement in a manner that complies with all applicable laws, regulations, ordinances and codes, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by MM with any such laws, regulations, ordinances or codes occurs, MM shall promptly notify RRD of such charges in writing.

     13.5 Right to Contract. Each party represents and warrants to the other that its execution, delivery and performance of this Agreement shall not constitute: (i) a violation of any judgment, order or decree; (ii) a material default under any material contract by which it or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default.

     13.6 Authorization. Each party represents and warrants to the other that: (i) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and
(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of such party.

     13.7 Viruses. MM represents and warrants that it shall use its best efforts to ensure that no viruses or similar errant foreign code (collectively, "Viruses") are introduced into the systems used to provide the Services. If a Virus is found to have been introduced into such systems, MM shall use its commercially reasonable efforts at no additional charge to assist RRD in reducing the effects of the Virus, and, if the Virus causes loss of operational efficiency or loss of data, to cooperate to the same extent to mitigate and restore such losses. RRD represents and warrants that it shall use commercially reasonable efforts to ensure that no Viruses are introduced into MM's systems through interfaces with RRD's systems. If a Virus is found to have been introduced into MM's systems through an interface with RRD's systems, RRD shall use its reasonably commercial efforts, at no charge to MM, to assist MM in reducing the effects of the Virus, and, if the Virus causes loss of operational efficiency or loss of data, to cooperate to the same extent to mitigate and restore such losses.

     13.8 Disabling Code.   MM represents and warrants that, without the
prior written consent of RRD, MM (including its subcontractors) shall not insert into any system used to provide Services hereunder any code which would have the effect of disabling or otherwise shutting down all or any portion of the system or otherwise interfere with the delivery of Services. MM further represents and warrants that, with respect to any disabling code that may be part of any system software, MM shall not invoke such disabling code at any time, including upon termination of this Agreement for any reason.

14.  Insurance and Risk of Loss.

     14.1 Coverage. During the Term, MM shall have and maintain in force the following insurance coverages:

          14.1.1 Worker's Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with applicable laws and with statutory limits, and an Employer's Liability Insurance with a minimum limit of $500,000 per occurrence.

          14.1.2 Comprehensive General Liability Insurance, including Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $2,000,000 per occurrence. The policy shall be endorsed to name RRD as additional insured.

          14.1.3 Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees of MM, acting alone or in collusion with others, in a minimum amount of $1,000,000.

          14.1.4 Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, negligence of employees and machine malfunction in an amount of at least $5,000,000.

     14.2 Conditions. The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by RRD. MM shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty days written notice shall be given to RRD prior to any modification, cancellation or non-renewal of the policies. MM shall assure that its subcontractors, if any, maintain insurance coverages as specified in this Section 14 or are endorsed as additional insureds on all required MM coverages.

     14.3 Risk of Loss. Each party shall be responsible for risk of loss of, and damage to, any equipment, software or other materials in its possession or control.

15.  Indemnities.

     15.1 Indemnity by MM. MM agrees to indemnify, defend and hold harmless RRD and its Affiliates and their respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.4, from any and all Losses or threatened Losses resulting from any of the following: (i) claims relating to or arising out of MM's failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by MM under any of the licenses, leases or other contracts for which MM has assumed financial, administrative or operational responsibility; (ii) claims arising out of or related to occurrences MM is required to insure against pursuant to Section 14; (iii) claims of infringement of any patent, invention, trade secret, copyright, trademark or other proprietary rights alleged to have occurred because of systems, software or other resources provided to RRD by MM (including its subcontractors) or based upon use thereof in the performance of the Services by MM (including its subcontractors); and (iv) any claim or action by, on behalf of, or related to, any MM employees including, but not limited to, claims arising under the occupational health and safety or other applicable federal, state or local laws or regulations.

     15.2  Indemnity by RRD.   RRD agrees to indemnify, defend and hold
harmless MM and its Affiliates and their respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.4, from any Losses or threatened Losses resulting from or in connection with any of the following: (i) claims relating to or arising out of RRD's failure to observe or perform any duties or obligations to be observed or performed prior to the Effective Date by RRD under any of the licenses, leases or other contracts for which MM has assumed financial, administrative or operational responsibility; and (ii) claims of infringement or misappropriation of any patent, invention, trade secret, copyright, trademark or other proprietary rights alleged to have occurred because of systems, software or other resources or elements provided to MM by RRD, provided that RRD has no liability for any claim, suit or action pursuant to this Section based upon or arising out of MM's combination, operation, or use of such systems, resources, or elements with systems, resources or elements not provided by RRD.

     15.3  Additional Indemnities.   MM and RRD each agree to indemnify,
defend and hold harmless the other, including their respective Affiliates, officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.4, from any and all Losses and threatened Losses arising from or in connection with any of the following: (i) the death or bodily injury of any agent, employee, subcontractor, customer, business invitee, business visitor or other person caused by the tortious conduct of the indemnitor, its agent, subcontractor or employee; (ii) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor, its agent, subcontractor or employee;
(iii) the violation of any federal, state or local law by the indemnitor or its Affiliates, agents, subcontractors or employees; and (iv) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor, its agent, or subcontractor in its capacity as an employer of a person.

     15.4 Indemnification.

          15.4.1 Procedures. A party seeking indemnification under this Agreement (an "Indemnified party") for a claim by a third party shall promptly notify the other party (the "Indemnifying party") in writing of the commencement, or threatened commencement, of any civil, criminal, administrative or investigative action or proceeding involving a claim for indemnification under this Agreement. The Indemnifying party shall have sole control over the defense and settlement of such claim, provided that, within 15 days after receipt of the above-described notice, the Indemnifying party notifies the Indemnified party of its election to so assume full control. The foregoing notwithstanding, the Indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. The Indemnifying party shall obtain the prior written approval of the Indemnified party before entering into settlement of any such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other equitable relief to be imposed against the
Indemnified party.   A condition to any settlement by the Indemnifying party of a claim shall be that the Indemnified party is fully released from any liability related to the claim. After notice by the Indemnifying party to the Indemnified party of its election to assume full control of the defense of any such action, the Indemnifying party shall not be liable to the Indemnified party for any legal expenses incurred by the Indemnified party in connection with the defense of that claim. If the Indemnifying party does not assume full control over the defense of such claim, the Indemnifying party may participate in such defense and the Indemnified party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying party. An Indemnifying party shall not be required to indemnify an Indemnified party for any amount paid or payable by such Indemnified party in the settlement of any such claim which was agreed to without the written consent of the Indemnifying party.

          15.4.2 Defense of Claims. The Indemnifying party may, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice, litigate, defend, settle or otherwise attempt to resolve such claim, except that the Indemnified party may elect, at any time and at its sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to so resolve such claim, thereby waiving any right to indemnification under this Agreement. In any event, each party shall fully cooperate with the other and their respective counsel in connection with any such resolution, and notwithstanding which party is defending any such third party claim, the other party shall have the right to select co-counsel at its sole cost and expense and to consult with counsel for the Indemnifying party.


16.  Limitation of Liability.

     It is the intent of the parties that each party shall be responsible for its own acts, errors and omissions and that each party shall be liable to the other party for any damages incurred by the non-breaching party as a result of the breaching party's failure to perform its obligations in the manner required by this Agreement. NOTWITHSTANDING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.2.2 AND SCHEDULE B, MM'S LIABILITY HEREUNDER SHALL NOT EXCEED THE AMOUNT OF FEES PAID BY RRD TO MM FOR THE SERVICES HEREUNDER. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.2.2 AND SCHEDULE B, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, HOWEVER CAUSED OR UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARE THE RESULT OF FRAUD OR WILLFUL MISCONDUCT.

17.  Termination.

     17.1  Termination for Cause.

           17.1.1 By RRD. RRD may terminate this Agreement for cause if MM: (i) materially breaches any of its curable duties or obligations under the Agreement (other than Critical Service Levels), which breach is not cured within thirty days notice of the breach from RRD to MM; (ii) materially breaches any other duty under this Agreement which is not capable of being cured within thirty days; or (iii) fails to meet any of the Critical Service Levels, and such failure is not cured within ten days after MM becomes aware of such failure. Any such termination shall be effective as of a date specified in the notice of termination. RRD may terminate this Agreement in its entirety, or with respect to specific Affiliates or Services set forth in the notice. If RRD chooses to partially terminate this Agreement, the charges payable hereunder shall be equitably adjusted to reflect those Services that are terminated.

           17.1.2 By MM. MM may terminate this Agreement for cause if RRD materially breaches any of its duties or obligations under the Agreement, which breach is not cured within thirty days following notice of the breach from MM to RRD. Any such termination shall be effective as of a date specified in the notice of termination.

     17.2   Termination for Insolvency.   If either party (i) files for
bankruptcy; (ii) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the composition, extension or readjustment of substantially all of its obligations, then the other party may, by giving written notice of termination, terminate this Agreement as of a date specified in such notice of termination.

18.  Consequences of Termination.

     18.1  Assistance.  Commencing upon any notice of termination
(including, without limitation, notice based upon breach or default by RRD), and continuing, if applicable, through the effective date of termination of this Agreement, MM shall provide to RRD, or at RRD's request to RRD's designee, any and all reasonable termination assistance requested by RRD to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the various function included within the Services to RRD or its designee.

     18.2 Equipment. MM shall make available to RRD or its designee, pursuant to reasonable terms and conditions, any equipment owned or leased by MM that is substantially dedicated to the delivery of the Services. RRD or its designee may purchase such equipment owned by MM, or leased by MM from any MM affiliated entity, at the lesser of fair market value or MM's then current net book value, and may assume, and MM shall assign to RRD, MM's rights and obligations with respect to any such equipment leased by MM from an unaffiliated entity.

     18.3 Services. MM shall make available to RRD and any designee, pursuant to reasonable terms and conditions, any third party services then being utilized by MM in the performance of the Services, and shall assign third party service contracts to RRD and any designee upon request of RRD. MM shall be entitled to retain the right to utilize any such third party services in connection with the performance of services for itself or a third party.


19.  General.

     19.1 Binding Nature and Assignment. This Agreement shall be binding on each of the parties and its respective successors and permitted assigns. Neither party may assign this Agreement in whole or in part to any third party without the prior written consent of the other and any attempt to do so shall be void, except that RRD may assign its rights and obligations under this Agreement (or any portion thereof with respect to an Affiliate or business unit of RRD) without the approval of MM to: (i) a third party that acquires all or substantially all of the assets of RRD, any business unit of RRD or any Affiliate; (ii) any subsidiary or Affiliate of RRD; or (iii) a successor in a merger or acquisition of RRD or an Affiliate; provided, however, that in no event shall such assignment relieve RRD of any of its obligations under this Agreement. For the purposes of this Section 19.1, any assignment by operation of law, under an order of any court or pursuant to any plan of merger, consolidation or liquidation shall be deemed an assignment for which prior consent is required, and any assignment made without such consent shall be void and of no effect as between the parties.

     19.2  Entire Agreement; Amendment.   This Agreement, including all of
its Schedules and Exhibits (each of which is incorporated into this Agreement by reference), constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral), with respect to the subject matter contained in this Agreement. No modification or amendment of this Agreement shall be effective unless made in a writing executed by both parties.

     19.3  Notices.   Whenever one party is required or permitted to give
notice to the other, such notice shall be in writing and deemed given: (i) when delivered by hand; (ii) one day after being given to an express courier with a reliable system for tracking delivery; (iii) when telecopied and receipt confirmed; or (iv) three days after the day of mailing, when mailed through United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

          In the case of MM:

                    Metromail Corporation
                    360 East 22nd Street
                    Lombard, Illinois  60148
                         Attn: General Counsel

          In the case of RRD:

                    R.R. Donnelley & Sons Company
                    77 West Wacker Drive
                    Chicago, Illinois  60601
                         Attn:  General Counsel

Either party may from time to time change its address for notification purposes by giving the other thirty days' prior written notice of the new address and the date upon which it shall become effective.

     19.4 Force Majeure. If the performance of any part of this Agreement by a party is prevented, hindered, delayed or otherwise made impractical by reason of flood, earthquake, riot, fire, explosion, war or any other cause, whether similar or dissimilar to those listed, beyond the reasonable control of that party ("Force Majeure Event"), that party shall be excused from such performance to the extent that it is prevented, hindered, or delayed. If any Force Majeure Event occurs, the nonperforming party shall make reasonable efforts to notify the other party of the nature of such Force Majeure Event and the extent of the delay and shall make reasonable, good faith efforts to resume performance as soon as possible. The foregoing notwithstanding, RRD's obligation to make payments under this Agreement shall be excused for the period that any performance by MM is excused pursuant to the terms of this Section.

     19.5 Counterparts. This Agreement may be executed in duplicate counterparts. Each such counterpart shall be an original and both together shall constitute one and the same document.

     19.6 Headings. The section headings and table of contents contained in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

     19.7 Relationship of Parties. MM is acting as an independent contractor and, except as provided otherwise in this Agreement, has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by MM under this Agreement. MM is not an agent of RRD and has no authority to represent RRD as to any matter or to bind RRD to any third parties, except as expressly authorized in this Agreement.

     19.8  Severability.   If any provision of this Agreement should be
held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law.

     19.9  Governing Law.   This Agreement shall be governed by and
construed in all respects in accordance with the laws of the State of Illinois without regard to its conflicts of law rules.

     19.10 Consents and Approval. Except as otherwise expressly provided in this Agreement, neither party shall unreasonably withhold or delay any agreement, approval, acceptance, consent or similar action required under this Agreement. An approval or consent given by a party under this Agreement shall not relieve the other party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

     19.11 Waiver of Default. A delay or omission by either party to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either party under this Agreement shall not be effective unless it is in writing and signed by the party granting the waiver. A waiver by a party of a right, provision, breach or term of this Agreement shall not be construed to operate as a waiver of any other or successive right, provision, breach or term of this Agreement.

     19.12 Cumulative Remedies. Except as otherwise expressly provided in this Agreement, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

     19.13 Survival. Any provision of this Agreement which contemplates performance or observance by either or both parties subsequent to any termination of this Agreement shall survive any termination of this Agreement and continue in full force and effect.

     19.14 Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, RRD and MM. Except as provided in
Section 15, this Agreement shall not be deemed to create any rights in any third parties, including without limitation, any suppliers and customers of a party, or to create any obligations of a party to any third parties.

     19.15 Covenant Against Pledging. MM agrees that, without the prior written consent of RRD, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from RRD under this Agreement for any reason whatsoever.

     19.16 Order of Precedence. In the event of any inconsistency between or among the main body of this Agreement, the Schedules to this Agreement, or the attachments to the Schedules to this Agreement, the following order of precedence shall govern: (i) the main body of this Agreement; (ii) the Schedules to this Agreement; and (iii) the attachments to the Schedules to this Agreement.

RRD and MM each represent that the individual signing this Agreement on its behalf has the power and authority to enter into this Agreement and that this Agreement constitutes its valid and binding obligation.



R.R. DONNELLEY & SONS COMPANY             METROMAIL CORPORATION

By:                                       By:
   --------------------                      ---------------------
Title:                                    Title:
      -----------------                         ------------------
Date:                                     Date:
     ------------------                        -------------------

                                  SCHEDULE A
                                  ----------

          SERVICES; SCOPE OF SERVICES; PERIODIC REPORTS

SERVICES AND SCOPE OF SERVICES:

     The Services shall be the services provided to RRD by MM immediately prior to the Effective Date. For purposes of clarification, this Schedule A and its attachments describe the Services and their scope in greater detail.

Maintenance and Operation of RRD Hardware: MM shall maintain and operate the hardware set forth in Attachment A1.

Software Support: MM shall provide support for the software as set forth in Attachment A1.

Data Processing: MM shall perform for RRD the data processing functions as set forth in Attachment A2.

Disaster Recovery: The disaster recovery plan currently maintained by MM is described in Attachment A3.


PERIODIC REPORTS:

     Attachment A2 contains a list of the Periodic Reports and the frequency with which they shall be provided.

                                  SCHEDULE B
                                  ----------

          SERVICE LEVELS; CRITICAL SERVICE LEVELS; LIQUIDATED DAMAGES

SERVICE LEVELS:

     The Service Level for any Service performed by MM for RRD shall be the level at which such Service was provided by MM immediately prior to the Effective Date. For purposes of clarification, this Schedule B and the Service Level Memo attached hereto as Attachment B1 describe the Service Levels in greater detail for certain aspects of the Services.

Software Support: The Service Levels for the software support described in Schedule A shall be the same as that provided by the manufacturer, whether or not the software is the most current available release.

Hardware Usage Levels: MM shall provide RRD with the hardware and hardware usage levels set forth below. MM may substitute for any specific equipment other equipment that provides equivalent or superior functionality.

     .  1255/CUU's/month of mainframe processing
     .  235 gigabytes of DASD
     .  2 A22 3480's Cartridge contracts
     .  2 B22 3480's Cartridge drives
     .  1 3745 210
     .  1 3827 IBM printer
     .  1 6262 IBM Impact printer
     .  current model pool
     .  6410 Leemah Remote Communications

Changes in usage of CUU's or DASD that vary from these levels by 10% or less shall be considered to be within the Service Levels for hardware usage. For a given month, changes in usage of CUU's or DASD that vary from these levels by 10% or more shall be considered to be outside the Service Levels, and the parties shall adjust RRD's prorated portion of the Annual Fee for that month by adjusting the Annual Fee according to the cost component for usage of CUU's or DASD according to the formula set forth in Schedule D.


CRITICAL SERVICE LEVELS AND LIQUIDATED DAMAGES:

     MM shall be liable to RRD for the damages and liquidated damages set forth below if MM fails to meet the Critical Service Levels set forth below for the following critical systems. The parties agree that MM shall not be liable to RRD for liquidated damages except as expressly provided for herein.

Sales Tax Processing: For each month, MM shall complete the sales tax processing and deliver the applicable data at least five business days prior to the fifteenth of the next month. If MM fails to meet this Critical Service Level, RRD shall use reasonable commercial efforts to avoid incurring any tax penalties, including making estimated tax payments. If MM's failure to meet this Critical Service Level results in the assessment of a tax penalty against RRD, MM shall reimburse RRD for the cost of such tax penalty, including interest, if applicable. If MM fails to meet this Critical Service Level twice in any twelve month period, MM shall pay RRD liquidated damages equal to one twelfth of the then-current Annual Fee, regardless of whether MM's failure to meet the Critical Service Level results in the assessment of any tax penalty.

Payroll Processing: MM shall complete the payroll processing for each business day and provide the applicable data and materials to RRD by 8:00 a.m. on the due date for such data and materials [VERIFY AGAINST ATTACHMENT A2]. If MM's failure to meet the Critical Service Level for payroll processing results in the imposition of a penalty on RRD pursuant to any collective bargaining agreement, MM shall reimburse RRD for such penalty, including interest, if applicable. If MM fails to meet the Critical Service Level for payroll processing twice in any six month period, MM shall pay RRD liquidated damages equal to one twelfth of the then-current Annual Fee, regardless of whether MM's failure to meet the Critical Service Level results in the assessment of any penalty against RRD.

Payroll Tax Processing: MM shall complete the payroll tax processing for each business day and provide the applicable data to RRD by 8 a.m. on the due date for such data [VERIFY AGAINST ATTACHMENT A2]. If MM fails to meet this Critical Service Level, RRD shall use reasonable commercial efforts to avoid incurring any tax penalties, including making estimated tax payments. If MM's failure to meet the Critical Service Level for payroll tax processing results in the assessment of a tax penalty against RRD, MM shall reimburse RRD for the cost of such tax penalty, including interest, if applicable. If MM fails to meet the Critical Service Level for payroll tax processing twice in any six month period, MM shall pay RRD liquidated damages equal to one twelfth of the then-current Annual Fee, regardless of whether MM's failure to meet the Critical Service Level results in the assessment of any tax penalty against RRD.

Processing of Purchase Orders/Accounts Payable: For each business day, MM shall complete the processing for purchase orders and accounts payable by six a.m. the next business day [VERIFY AGAINST ATTACHMENT A2]. If MM's failure to meet the Critical Service Level for processing of purchase orders/accounts payable results in the payment of interest or other late payment penalty by RRD to any its creditors, MM shall reimburse RRD for the payment of such penalty. If MM fails to meet the Critical Service Level for processing of purchase orders/accounts payable four times in any six month period, MM shall pay RRD liquidated damages equal to one twelfth of the then-current Annual Fee, regardless of whether MM's failure to meet the Critical Service Level results in the assessment of any penalty against RRD.

Accounting/General Ledger: The Critical Service Level for accounting/general ledger process is as follows: (a) for month-end processing, MM shall complete the accounting/general ledger processing and provide to RRD the applicable data by the fifth working day of the next month; and (b) for year-end processing, MM shall complete the accounting/general ledger processing and provide to RRD the applicable data by the last business day of the third week of December. If MM fails to meet the Critical Service Level for ledger processing twice in any twelve month period, MM shall pay RRD liquidated damages equal to one twelfth of the then-current Annual Fee.

                                  SCHEDULE C
                                  ----------

                                OPERATIONS PLAN

     MM shall employ the same organizational structure and operational plan to provide the Services that was in effect immediately prior to the Effective Date. A list of personnel who will provide the Services as of the Effective Date is attached as Attachment C1.

                                  SCHEDULE D
                                  ----------

                           ADJUSTMENTS TO ANNUAL FEE


          Each year during the Term, the Steering Committee shall meet to determine adjustments to the Annual Fee in accordance with the terms of this Schedule D and Attachment D1. Attachment D1 contains a list of certain of the Services (the "Listed Services") and the cost components of the Annual Fee for each of the Listed Services.

     (1) Adjustments in Price Components. For each subsequent year, RRD shall notify MM of any changes in its requirements for any of the Listed Services. For each such change, the parties shall adjust on a pro rata basis the cost on Attachment D1 for the applicable Listed Service based on the then-current cost to MM to provide the applicable Listed Service. MM will use commercially reasonable efforts to obtain the best commercial price for any materials required to provide the Listed Services. Increases in MM's costs which are due to capital improvements (e.g., the purchase of successor CPUs, platforms, software, or other basic systems) which are not directly required in order to provide the Services to RRD shall not be considered in determining MM's "then-current cost" hereunder.

     (2) Adjustment. The parties shall total the cost components on the amended Attachment D1 and increase the result by 20 percent.

     (3) Cost of Living Increase. The parties shall take the adjusted total from step (2) above and increase it by the lower of (i) the published increase in the Consumer Price Index during the prior 12 months measured at September 30 of the current year; or (ii) 6 percent.

     (4) Additional Services. If RRD requests any Additional Services for any subsequent year, the parties shall negotiate in good faith through the Steering Committee the price that MM shall charge RRD for such Additional Services. Upon agreement of such price, the parties shall add the price to the adjusted total from step (3) above. The resulting figure shall be the Annual Fee for the subsequent year.

                                      D-1